  Exhibit 99.1

May 2, 2012

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

·	Consolidated revenue of $171.9 million
·	Adjusted EBITDA of $54.8 million
·	Net income of $1.4 million or $0.03 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its first quarter 2012 results with revenues increasing 4.3 percent to $171.9 million over revenues of $164.8 million in the first quarter of 2011. Adjusted EBITDA increased $1.5 million or 2.8 percent over the first quarter of 2011 EBITDA of $53.3 million. Revenues and EBITDA for the first quarter of 2012 were impacted by a $1.3 million decrease in USF support when compared to the first quarter of the prior year.

GCI’s first quarter 2012 net income totaled $1.4 million or earnings per diluted share of $0.03 and compares to net income of $1.4 million, or earnings per diluted share of $0.02 for the first quarter of 2011.

First quarter of 2012 revenues increased $3.1 million or 1.8 percent over revenues of $168.8 million in the fourth quarter of 2011. Adjusted EBITDA increased $2.6 million or 4.9 percent over adjusted EBITDA of $52.3 million in the fourth quarter of 2011.

“Strong results in four out of five business units, led by managed broadband, offset weak results in consumer to bring the quarter in approximately in accordance with our expectations,” said GCI president Ron Duncan. “The consumer group continues to suffer from soft customer metrics. We launched the iPhone last week and intend to use the iPhone in a number of new bundles and service packages to get the consumer metrics back on track. We are exceedingly pleased with the results in managed broadband that is the primary beneficiary of our new TERRA Southwest network.

Highlights
·
GCI repurchased 862,250 shares of its Class A common stock in the first quarter of 2012 at an average price per share of $10.40. GCI is authorized to repurchase more than $88 million of its shares depending on company performance, market conditions, liquidity, and subject to board oversight. At the end of the first quarter of 2012 GCI had approximately 41.6 million shares outstanding.

·
Managed broadband revenues for the first quarter of 2012 totaled $19.0 million, an increase of 36.0 percent over the first quarter of 2011 and 10.6 percent over the fourth quarter of 2011. The strong revenue growth is primarily due to the increase in broadband service capacity resulting from the turn up of the TERRA Southwest terrestrial network.

·
GCI had 122,000 consumer and commercial cable modem customers at the end of the first quarter of 2012, an increase of 2,600 over the 119,400 cable modem customers at the end of the fourth quarter 2011. Average monthly revenue per cable modem for the first quarter of 2012 was $61.48, an increase of 19.6 percent over the $51.39 figure posted for the prior year and an increase of 1.9 percent over the $60.32 figure posted for the fourth quarter of 2011.

·
GCI had 136,900 access lines at the end of the first quarter of 2012, representing an estimated 36 percent share of the total access line market in Alaska. Access lines decreased by 1,200 lines from the fourth quarter of 2011.

·
GCI’s facilities-based access lines totaled 109,500, representing 80.0 percent of its total access lines at the end of the first quarter of 2012. Total facilities-based access lines remained steady compared to the prior quarter primarily due to the continuing effort to transition leased commercial access lines to GCI owned facilities.

Consumer
Consumer revenues for the first quarter of 2012 totaled $87.8 million and were relatively unchanged from $88.4 million in the first quarter of 2011 and increased 1.7 percent over the fourth quarter of 2011. Voice and wireless revenues in the first quarter of 2012 were about equally impacted by a decrease in USF support totaling $1.2 million as compared to the first quarter of 2011.

Consumer voice revenues of $11.3 million decreased $2.5 million when compared to the prior year quarter and were steady with the fourth quarter of 2011. Consumer local access lines in service at the end of the first quarter of 2012 totaled 76,100, an expected decrease of 9,000 lines from the first quarter of 2011 and 1,500 lines from the fourth quarter of 2011.

GCI serves 70,700 consumer access lines on its own facilities, a decrease of 1,300 lines from the fourth quarter of 2011. More than 92 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $29.0 million decreased 4.3 percent from the first quarter of 2011 and 1.9 percent from the fourth quarter of 2011. The decreases are primarily due to a decrease in basic video subscribers. Consumer basic video subscribers totaled 124,200 at the end of the first quarter of 2012, a decrease of 800 subscribers from the fourth quarter of 2011 and a decrease of 6,000 subscribers from the first quarter of 2011.

Consumer data revenues of $20.4 million increased 22.4 percent over the first quarter of 2011 and grew 2.6 percent over the fourth quarter of 2011. The increase in consumer data revenues is due to an increase in cable modem customers and increasing average monthly usage per cable modem. GCI added 3,500 consumer cable modem customers over the first quarter of 2011 and cable modem customer counts increased by 2,400 on a sequential basis.

Consumer wireless revenues of $27.1 million decreased 2.0 percent from the first quarter of 2011 and increased 7.0 percent sequentially. Consumer had a decrease of 2,000 wireless customers from the end of the first quarter a year ago and a decrease of 100 wireless customers sequentially.

Network Access
Network access revenues of $25.2 million were steady with the first quarter of 2011 and decreased $0.6 million or 2.1 percent from the fourth quarter of 2011.

Voice revenues, as expected, decreased 14.0 percent to $5.6 million from the prior year and increased 2.5 percent over the fourth quarter of 2011.

Data revenues of $14.4 million decreased $0.6 million from the first quarter of 2011 and were down $1.0 million from the fourth quarter of 2011. The decrease in data revenues is primarily attributable to lower rates.

Wireless revenues, primarily related to roaming traffic, increased 44.2 percent over the prior year to $5.3 million and increased 5.6 percent sequentially.

Commercial
Commercial revenues increased $2.5 million to $34.3 million as compared to $31.8 million in the first quarter of 2011 and were steady with the fourth quarter of 2011. Voice and wireless revenues in the first quarter were impacted by a small decrease in USF support as compared to the first quarter of 2011.

Voice revenues for the first quarter of 2012 decreased $0.5 million from the first quarter of 2011 and increased $0.4 million over the fourth quarter of 2011. Local access lines at the end of the first quarter of 2012 increased by 500 lines sequentially.

            Commercial data service revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $10.4 million increased by $1.0 million as compared to the first quarter of 2011 and time and material charges for support activities increased by $1.7 million to $11.5 million for the first quarter of 2012 as a result of increased activity primarily in the oil sector. Commercial data service revenues were $21.8 million in the first quarter of 2012, an increase of $2.7 million over the first quarter of 2011 and a decrease of $0.5 million from the fourth quarter of 2011.

Commercial wireless revenues totaled $2.3 million for the first quarter of 2012 and were steady with the prior year and decreased $0.2 million sequentially. GCI had 15,500 commercial wireless subscribers at the end of the first quarter of 2012, an increase of 1,800 subscribers over the prior year and 200 subscribers sequentially.

Managed Broadband
Managed Broadband revenues for the first quarter of 2012 totaled $19.0 million, an increase of 36.0 percent over the first quarter of 2011 and 10.6 percent over the fourth quarter of 2011. The strong revenue growth is primarily due to the increase in broadband service capacity resulting from the turn up of the TERRA Southwest terrestrial network.

Regulated Operations
Regulated operations revenues totaled $5.5 million in the first quarter of 2012 and were steady with the first quarter of 2011. Regulated operations revenues for the first quarter of 2012 increased 9.8 percent over the fourth quarter of 2011. Regulated operations had 8,900 local access lines at the end of the first quarter of 2012, a decrease of 200 access lines from the fourth quarter of 2011.

Other Items
SG&A expenses for the first quarter of 2012 totaled $63.0 million, an increase of 6.9 percent as compared to $58.9 million for the first quarter of 2011. The increase is due in part to increases in health care costs and labor and related benefits, and the noncash value of services contributed to the University of Alaska. As a percentage of revenues, SG&A expenses increased to 36.6 percent in the first quarter of 2012 as compared to 35.7 percent in the prior year.

GCI’s first quarter 2012 capital expenditures totaled $26.6 million as compared to $28.3 million in 2011.

GCI will hold a conference call to discuss the quarter’s results on Thursday, May 3, 2012 beginning at 2 p.m. (Eastern). To access the briefing on May 3, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-566-7703 (International callers should dial 1-630-395-0020) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-925-0728, access code 7461 (International callers should dial 1-402-998-1627.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 80 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	March 31,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$30,018	29,387

Receivables	150,934	141,827
Less allowance for doubtful receivables	5,011	5,796
Net receivables	145,923	136,031

Deferred income taxes	15,555	15,555
Prepaid expenses	9,419	7,899
Inventories	9,507	7,522
Other current assets	3,527	3,631
Total current assets	213,949	200,025

Property and equipment in service, net of depreciation	835,832	849,121
Construction in progress	51,736	42,918
Net property and equipment	887,568	892,039

Cable certificates	191,635	191,635
Goodwill	74,883	74,883
Wireless licenses	25,967	25,967
Restricted Cash	14,804	15,910
Other intangible assets, net of amortization	15,612	15,835
Deferred loan and senior notes costs, net of amortization	12,262	12,812
Other assets	16,104	17,214
Total other assets	351,267	354,256
Total assets	$1,452,784	1,446,320

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	March 31,	December 31,
Liabilities and Stockholders' Equity	2012	2011

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$9,507	8,797
Accounts payable	37,067	41,353
Deferred revenue	23,181	22,003
Accrued payroll and payroll related obligations	20,285	22,126
Accrued interest	21,366	6,680
Accrued liabilities	14,032	11,423
Subscriber deposits	1,206	1,250
Total current liabilities	126,644	113,632

Long-term debt, net	859,617	858,031
Obligations under capital leases, excluding current maturities	77,286	78,605
Obligation under capital lease due to related party, excluding current maturity	1,893	1,893
Deferred income taxes	115,383	114,234
Long-term deferred revenue	81,541	81,822
Other liabilities	23,800	24,456
Total liabilities	1,286,164	1,272,673

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 38,648 and 39,296 shares at March 31, 2012 and December 31, 2011, respectively; outstanding 38,455 and 39,043 shares at March 31, 2012 and December 31, 2011, respectively	25,680	26,179

Class B. Authorized 10,000 shares; issued and outstanding 3,171 shares each at March 31, 2012 and December 31, 2011; convertible on a share-per-share basis into Class A common stock	2,678	2,679

Less cost of 193 and 253 Class A shares held in treasury at March 31, 2012 and December 31, 2011	(1,706)	(2,225)

Paid-in capital	24,497	32,795
Retained earnings	99,340	97,911
Total General Communication, Inc. stockholders' equity	150,489	157,339
Non-controlling interest	16,131	16,308
Total stockholders' equity	166,620	173,647
Total liabilities and stockholders' equity	$1,452,784	1,446,320

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
	Three Months Ended March 31,

(Amounts in thousands, except per share amounts)	2012	2011

Revenues	$171,907	164,777

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	56,860	53,756
Selling, general and administrative expenses	62,982	58,893
Depreciation and amortization expense	32,380	31,866
Operating income	19,685	20,262

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(17,155)	(17,452)
Interest income	2	4
Other	(131)	(24)
Other expense, net	(17,284)	(17,472)

Income before income tax expense	2,401	2,790

Income tax expense	(1,149)	(1,391)

Net income	1,252	1,399
Net loss attributable to non-controlling interest	177	-

Net income attributable to General Communication, Inc.	$1,429	1,399

Basic net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.03	0.03

Basic net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.03	0.03

Diluted net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.03	0.02

Diluted net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.03	0.02

Common shares used to calculate Class A basic EPS	38,741	43,979

Common shares used to calculate Class A diluted EPS	42,342	47,747

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2012						First Quarter 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,280	5,564	7,086	-	5,537	29,467	$13,752	6,470	7,573	-	5,439	33,234
Video	29,022	-	3,120	-	-	32,142	30,339	-	2,840	-	-	33,179
Data	20,449	14,353	21,837	19,029	-	75,668	16,701	14,972	19,095	13,995	-	64,763
Wireless	27,061	5,271	2,298	-	-	34,630	27,625	3,655	2,321	-	-	33,601
Total	87,812	25,188	34,341	19,029	5,537	171,907	88,417	25,097	31,829	13,995	5,439	164,777

Cost of goods sold	28,618	6,023	15,700	4,889	1,630	56,860	27,308	6,665	14,866	3,914	1,003	53,756

Contribution	59,194	19,165	18,641	14,140	3,907	115,047	61,109	18,432	16,963	10,081	4,436	111,021

Less SG&A	35,832	7,208	10,694	6,271	2,977	62,982	33,375	6,778	10,537	4,467	3,736	58,893
Less Other	-	-	-	131	-	131	-	-	-	24	-	24
EBITDA	23,362	11,957	7,947	7,738	930	51,934	27,734	11,654	6,426	5,590	700	52,104

Add share-based compensation	884	279	333	229	5	1,730	619	212	224	115	-	1,170
Add accretion	104	33	31	20	-	188	41	13	12	6	-	72
Add loss from noncontrolling interest	-	-	-	177	-	177	-	-	-	-	-	-
Add non-cash contribution	444	141	130	85	-	800	-	-	-	-	-	-
Adjusted EBITDA	$24,794	12,410	8,441	8,249	935	54,829	$28,394	11,879	6,662	5,711	700	53,346

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2012						Fourth Quarter 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,280	5,564	7,086	-	5,537	29,467	$11,511	5,429	6,662	-	5,044	28,646
Video	29,022	-	3,120	-	-	32,142	29,595	-	2,999	-	-	32,594
Data	20,449	14,353	21,837	19,029	-	75,668	19,931	15,321	22,308	17,207	-	74,767
Wireless	27,061	5,271	2,298	-	-	34,630	25,299	4,991	2,515	-	-	32,805
Total	87,812	25,188	34,341	19,029	5,537	171,907	86,336	25,741	34,484	17,207	5,044	168,812

Cost of goods sold	28,618	6,023	15,700	4,889	1,630	56,860	27,938	5,972	16,140	3,987	1,628	55,665

Contribution	59,194	19,165	18,641	14,140	3,907	115,047	58,398	19,769	18,344	13,220	3,416	113,147

Less SG&A	35,832	7,208	10,694	6,271	2,977	62,982	36,550	8,189	10,959	5,234	3,546	64,478
Less Other	-	-	-	131	-	131	-	-	-	205	-	205
EBITDA	23,362	11,957	7,947	7,738	930	51,934	21,848	11,580	7,385	7,781	(130)	48,464

Add share-based compensation	884	279	333	229	5	1,730	1,769	646	630	335	16	3,396
Add accretion	104	33	31	20	-	188	93	30	27	13	-	163
Add loss from noncontrolling interest	-	-	-	177	-	177	-	-	-	238	-	238
Add non-cash contribution	444	141	130	85	-	800	-	-	-	-	-	-
Adjusted EBITDA	$24,794	12,410	8,441	8,249	935	54,829	$23,710	12,256	8,042	8,367	(114)	52,261

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				March 31, 2012		March 31, 2012
				as compared to		as compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2012	2011	2011	2011	2011	2011	2011
Consumer
Voice
Total local access lines in service	76,100	85,100	77,600	(9,000)	(1,500)	-10.6%	-1.9%
Local access lines in service on GCI facilities	70,700	78,000	72,000	(7,300)	(1,300)	-9.4%	-1.8%

Video
Basic subscribers	124,200	130,200	125,000	(6,000)	(800)	-4.6%	-0.6%
Digital programming tier subscribers	74,600	81,600	75,600	(7,000)	(1,000)	-8.6%	-1.3%
HD/DVR converter boxes	90,300	89,300	89,400	1,000	900	1.1%	1.0%
Homes passed	242,200	239,000	242,100	3,200	100	1.3%	0.0%

Data
Cable modem subscribers	110,700	107,200	108,300	3,500	2,400	3.3%	2.2%

Wireless
Wireless lines in service	124,500	126,500	124,600	(2,000)	(100)	-1.6%	-0.1%

Commercial
Voice
Total local access lines in service	51,900	50,400	51,400	1,500	500	3.0%	1.0%
Local access lines in service on GCI facilities	29,900	26,500	28,700	3,400	1,200	12.8%	4.2%

Video
Hotels and mini-headend subscribers	16,100	15,200	15,700	900	400	5.9%	2.5%
Basic subscribers	1,900	2,000	1,900	(100)	-	-5.0%	0.0%
Total basic subscribers	18,000	17,200	17,600	800	400	4.7%	2.3%

Data
Cable modem subscribers	11,300	10,800	11,100	500	200	4.6%	1.8%

Wireless
Wireless lines in service	15,500	13,700	15,300	1,800	200	13.1%	1.3%

Regulated Operations
Voice:
Total local access lines in service	8,900	9,800	9,100	(900)	(200)	-9.2%	-2.2%

				March 31, 2012		March 31, 2012
	Three Months Ended			as Compared to		as Compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2012	2011	2011	2011	2011	2011	2011
Consumer
Video
Average monthly gross revenue per subscriber	$77.72	$77.60	$78.51	$0.12	$(0.79)	0.2%	-1.0%

Wireless
Average monthly gross revenue per subscriber	$68.65	$69.46	$61.40	$(0.81)	$7.25	-1.2%	11.8%

Total
Voice
Long-distance minutes carried (in millions)	238.3	243.4	231.3	(5.1)	7.0	-2.1%	3.0%

Data
Average monthly gross revenue per cable modem subscriber	$61.48	$51.39	$60.32	$10.09	$1.16	19.6%	1.9%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
Net income (loss)	$1.3	1.4	(1.2)
Income tax expense	1.1	1.4	0.1
Income (loss) before income tax expense	2.4	2.8	(1.1)

Other expense:
Interest expense (including amortization of deferred loan fees)	17.2	17.5	16.9
Other	0.1	-	0.2
Other expense, net	17.3	17.5	17.1

Operating income	19.7	20.3	16.0
Depreciation and amortization expense	32.3	31.8	32.7
Other	(0.1)	-	(0.2)

EBITDA (Note 2)	51.9	52.1	48.5
Share-based compensation	1.7	1.1	3.4
Accretion	0.2	0.1	0.2
Non-controlling interest	0.2	-	0.2
Non-cash contribution adjustment	0.8	-	-
Adjusted EBITDA (Note 1)	$54.8	53.3	52.3

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation, accretion expense, loss attributable to non-controlling interest and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net
Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest
Income, Income Tax Expense, and Depreciation and Amortization Expense.
EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes
EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected
EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.